Pursuant to Rule 424(b)(5)

Registration No. 333-112847

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 15, 2004)

4,800,000 Shares

COMMON STOCK

Vicuron Pharmaceuticals Inc. is offering 4,800,000 shares of its common stock.

Our common stock is quoted on the Nasdaq National Market and the Nuovo Mercato stock exchange in Italy under the symbol “MICU.” On September 29, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $15.53 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-10 of this prospectus supplement.

PRICE $14.75 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Vicuron
Per Share	$14.75	$.54	$14.21
Total	$70,800,000	$2,592,000	$68,208,000

Vicuron has granted Morgan Stanley & Co. Incorporated the right to purchase up to an additional 720,000 shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on October 5 , 2004.

MORGAN STANLEY

September 29, 2004

PROSPECTUS SUPPLEMENT	Page	PROSPECTUS	Page
Prospectus Supplement Summary	S-1	About This Prospectus	i
Risk Factors	S-10	Summary	1
Special Note Regarding Forward-Looking Statements Use of Proceeds	S-26 S-27	Risk Factors Special Note Regarding Forward-Looking Statements	5 5
Market Price and Dividends on our Common		Use of Proceeds	5
Stock	S-28	Description of Capital Stock	6
Capitalization	S-29	Description of Depositary Shares	8
Dilution Underwriter Legal Matters Notice to Residents of Italy Where You Can Find More Information	S-30 S-31 S-33 S-33 S-33	Description of Debt Securities Description of Warrants Legal Ownership of Securities Plan of Distribution Legal Matters	11 17 21 24 26
		Experts	26
		Where You Can Find More Information	26
		Incorporation of Certain Documents by Reference	27

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “Vicuron,” “we,” “us” and “our” refer to Vicuron Pharmaceuticals Inc. and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which may not apply to the shares of our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized and the underwriter has not authorized, anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section contained in this prospectus supplement, and the other documents we refer to and incorporate by reference before making an investment decision. We incorporate by reference important business and financial information into the accompanying prospectus.

Overview

We are a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. We focus on seeking to develop antibiotics and antifungals that may have competitive advantages over existing products, such as greater potency, improved effectiveness against difficult to treat strains and reduced toxicity. Because the development process for anti-infective products is relatively efficient and well-defined, we believe the costs and time required to bring new anti-infective products to market can be significantly less than the time required to bring products to market in other major therapeutic categories.

In early 2003, we submitted a new drug application, or NDA, for our lead antifungal product candidate, anidulafungin, with the U.S. Food and Drug Administration, or FDA. Anidulafungin belongs to the first new class of antifungal agents, called echinocandins, introduced in more than 40 years. In May 2004, we received an approvable letter from the FDA for anidulafungin. Based on the approvable letter and our discussions with the FDA, we intend to pursue two paths for approval of anidulafungin, as follows:

•	amending our existing NDA for the potential treatment of esophageal candidiasis; and

•	submitting an additional NDA for the potential treatment of invasive candidiasis/candidemia.

We also plan to file an NDA for our lead antibiotic product candidate, dalbavancin, with the FDA later this year. Dalbavancin is a second-generation glycopeptide antibiotic belonging to the same class as vancomycin, the most widely-used injectable antibiotic for Staphylococcal infections.

We have a two-fold approach to product discovery, development and marketing. Our primary strategy is to focus on the discovery and development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market. We expect to market these products in certain markets through a targeted and cost-effective sales and marketing infrastructure, including a direct sales force, that we plan to establish. Our product candidates target disease indications that represent markets where there is demand for new therapies.

Our secondary strategy is to collaborate with major pharmaceutical companies to discover and develop orally administered antibiotic and antifungal products for the community market. Major pharmaceutical companies are generally better suited to market these products, as these products require substantial expenditures for sales and marketing to reach their full market potential. Under our typical collaboration agreements, we are responsible for discovering the compounds and our collaborators are responsible for developing and marketing them. We expect to receive a combination of research funding, milestone payments and equity investments from our collaborators, as well as royalty fees if any products are commercialized.

Our discovery platform combines our proprietary expertise in the critical areas of functional genomics, mechanism-based rational drug design, high-throughput screening of our diversified library of microbial extracts, combinatorial chemistry, lead optimization and medicinal chemistry. We intend to leverage our technology platform to discover and supply lead compounds both for internal development and commercialization, in the case of hospital products, and for our pharmaceutical collaborations, in the case of community products.

Our Proprietary Products

Anidulafungin

Our lead antifungal product candidate, anidulafungin, is intended for the intravenous treatment of serious systemic fungal infections. Anidulafungin has potent activity against the principal yeasts, such as Candida, and molds, such as Aspergillus, that cause serious fungal infections. In addition, anidulafungin has fungicidal activity, which means that it kills the fungus. This is in contrast to many widely-used antifungal agents which only inhibit fungal growth. Because of anidulafungin’s novel mechanism of action, it is active against strains resistant to other agents, such as fluconazole. We believe anidulafungin will have competitive advantages over existing therapies because it combines potent fungicidal activity with a good resistance profile to date.

In early 2003, we completed a Phase III clinical trial with anidulafungin for the treatment of esophageal candidiasis. Based in part on the results of that trial, in April 2003 we filed an NDA for anidulafungin for the treatment of esophageal candidiasis, which was accepted for review by the FDA in June 2003. In May 2004, we received an approvable letter from the FDA indicating that the NDA submission for anidulafungin did not currently support a labeling claim for the initial treatment of esophageal candidiasis. In the approvable letter, the FDA provided that its basis for this conclusion was that we had not presented sufficient efficacy and safety data to establish a satisfactory risk/benefit rationale for the use of anidulafungin in the initial treatment of esophageal candidiasis, including the relapse rate at the two-week post-therapy visit. We intend to address these matters with the submission of additional efficacy and safety data in a more serious illness as described below.

We kept open the initial NDA for anidulafungin for the treatment of esophageal candidiasis that we filed in April 2003. We plan to file an amendment to that NDA, which will provide supplemental efficacy and safety data largely at the 100 mg dose, including from our fully-enrolled invasive candidiasis/candidemia Phase III clinical trial. We expect to submit the amendment in the second quarter of 2005. Under this timeline, the fourth quarter of 2005 is the earliest anidulafungin could be approved for this indication. In December 2003, we also announced the filing of our marketing authorization application for anidulafungin for the treatment of esophageal candidiasis with the EMEA, which is currently being reviewed under the European Union centralized licensing procedure.

We intend to file a new NDA for anidulafungin for the treatment of invasive candidiasis/candidemia with integrated efficacy and safety data, including from our fully-enrolled Phase III clinical trial, the results of which we expect to release in the first half of 2005. We plan to submit the NDA for this indication in the third quarter of 2005 and expect a standard review period.

We began the Phase III clinical trial of anidulafungin for invasive candidiasis/candidemia in December 2002 and announced the completion of enrollment in September 2004. This double-blind, randomized trial of more than 250 patients is designed to study the safety and efficacy of a 100 mg daily dose of anidulafungin preceded by an initial 200 mg loading dose of anidulafungin versus fluconazole in invasive candidiasis/candidemia. Patients received intravenous infusions of either anidulafungin or fluconazole for 10 to 42 days. The primary endpoint is global assessment of clinical and microbiological responses at the end of IV therapy.

We also began a Phase III clinical trial of anidulafungin in combination with liposomal amphotericin for the treatment of invasive aspergillosis in the fourth quarter of 2001 and released results of this trial in March 2004. This open-label, non-comparative trial enrolled 30 hospitalized patients with a diagnosis of invasive aspergillosis. A single daily intravenous infusion of anidulafungin and a single daily intravenous infusion of a lipid-complexed formulation of amphotericin B was administered to patients for up to 90 days. We believe that the results of this clinical trial demonstrate that anidulafungin and liposomal amphotericin can be combined without increasing side effects.

Dalbavancin

Our lead antibiotic product candidate, dalbavancin, is a second-generation glycopeptide antibiotic belonging to the same class as vancomycin, the most widely-used injectable antibiotic for Staphylococcal infections. Dalbavancin is intended for the treatment of serious systemic infections, particularly those caused by Staphylococci. Dalbavancin is more potent than vancomycin, in particular against methicillin-resistant Staphylococci, a common and difficult-to-treat bacteria. Dalbavancin has bactericidal activity, which means that it kills the bacteria rather than merely inhibiting their growth, as shown in both the laboratory and in infected animals. Because of its unique pharmacokinetic properties and the tolerability profile seen to date even at high doses, dalbavancin has the potential to be dosed weekly, which may be a significant competitive advantage over other products that are typically dosed once or multiple times each day. We have successfully completed Phase III clinical trials with dalbavancin for the treatment of both complicated and uncomplicated skin and skin structure infections, or SSSIs. The results of the Phase III clinical trials met the primary endpoint of non-inferiority in evaluable patients’ clinical response at two weeks following therapy when compared to linezolid, cefazolin or vancomycin, the three most widely administered standard-of-care agents for SSSIs. Dalbavancin was also shown to be well tolerated. Based on this data, we plan to file an NDA for dalbavancin later this year.

In December 2002, we began two pivotal Phase III clinical trials evaluating weekly dosing of dalbavancin for treatment of SSSIs, the first in complicated skin and skin structure infections, or cSSSI, versus linezolid (Zyvox™) and the second in uncomplicated skin and skin structure infections, or uSSSI, versus intravenous cefazolin followed by oral cephalexin. In August 2004, we announced the results of these trials. The cSSSI trial was a randomized, double-blind trial involving 854 patients randomized in a 2:1 ratio for dalbavancin:linezolid. The primary endpoint was clinical response at the follow-up visit in the evaluable patient population. Evaluable patients taking dalbavancin demonstrated an 88.9% response versus 91.2% for linezolid patients (95% confidence interval -7.3, 2.9), which met the pre-determined criterion for non-inferiority. In the intent-to-treat, or ITT, group dalbavancin patients showed a 76.5% response versus 82.7% for linezolid (95% confidence interval -12.0, -0.3). Dalbavancin was well tolerated in this trial. The uSSSI trial was a randomized, double-blind trial involving 565 patients randomized in a 2:1 ratio for dalbavancin:intravenous cefazolin followed by oral cephalexin. The primary endpoint was clinical response at the follow-up visit in the evaluable patient population. Evaluable patients taking dalbavancin demonstrated an 89.1% response versus 89.1% for cefazolin (95% confidence interval -6.8, 6.8), which met the pre-determined criterion for non-inferiority. In the ITT group, dalbavancin patients showed a 76.0% response versus a 75.8% response for cefazolin (95% confidence interval -7.7, 8.2). Dalbavancin was well tolerated in this trial.

In addition, in early October 2003, we initiated another Phase III clinical trial to evaluate the safety and efficacy of dalbavancin versus vancomycin in SSSIs in patients at risk for methicillin-resistant Staphylococcus aureus, or MRSA. In August 2004, we announced the results from this randomized, controlled, open-label trial of 156 patients versus vancomycin in SSSIs suspected or confirmed to be caused by MRSA. The primary endpoint was clinical response at the follow-up visit in the evaluable patient population. Evaluable patients taking dalbavancin demonstrated an 89.9% response versus 86.7% for vancomycin (95% confidence interval -13.0, 19.4). In the ITT group, dalbavancin patients showed an 86.0% response versus 65.3% for vancomycin (95% confidence interval 4.3, 37.0). Dalbavancin was well tolerated in this trial. This trial is not pivotal, but we expect it to be part of the NDA submission.

In addition to the SSSI trials, we have completed a Phase II clinical trial of dalbavancin administered weekly versus vancomycin for the treatment of catheter-related blood stream infections, or CR-BSI. In May 2004, we released results of this trial, which demonstrated the superiority of dalbavancin over vancomycin, a standard of care for this disease. This randomized, comparative, open-label trial enrolled 67 patients with CR-BSI due to a Gram-positive organism. The primary endpoint was the combined clinical and microbiological response at follow-up. The overall response rate was 87% for dalbavancin and 50% for vancomycin. Dalbavancin was well-tolerated in this trial.

Ramoplanin

Our third product candidate, ramoplanin, is an oral non-absorbable form of antibiotic called a lipopeptide. Ramoplanin selectively inhibits Gram-positive bacteria, including MRSA, and all types of vancomycin-resistant enterococci, or VRE, and Clostridia, including Clostridium difficile. Ramoplanin does not show a propensity to select resistant mutants in vitro and does not have cross-resistance with known antibiotics. Oscient Pharmaceuticals Corporation, formerly Genome Therapeutics Corp., our licensee in North America, is developing ramoplanin. Oscient initiated a Phase III clinical trial for the reduction of VRE bloodstream infections in patients at risk in June 2000. However, our licensee recently announced that it prematurely terminated enrollment in this trial because enrollment was quite slow. Oscient also recently completed a Phase II clinical trial of ramoplanin for the treatment of Clostridium difficile-associated diarrhea, or CDAD. Pending the completion of full analysis of the Phase II data and the outcome of planning discussions with the FDA, Oscient has indicated that it expects to commence a Phase III clinical trial in CDAD by the end of this year.

VIC-Acne

Our fourth product candidate, VIC-Acne, is a novel antibiotic which we are developing as a topical cream. VIC-Acne has a new mechanism of action and shows selective activity against Propionibacterium acnes, a bacteria associated with acne, including drug resistant strains, while it shows only modest activity against normal skin flora. As a result, it might have the potential to selectively eliminate the Propionibacterium acnes without significantly affecting the natural skin flora. We completed a Phase I clinical trial with VIC-Acne which showed that the drug was safe and well tolerated.

Research Collaborations

Our most advanced collaboration is with Novartis Pharma AG and is designed to develop deformylase inhibitors as new antibacterial agents and to provide novel target-based screens. Deformylase is an essential enzyme in bacteria but not in human cells and, therefore, we believe represents a good target for the discovery of selective inhibitors that can serve as broad spectrum antibacterial agents. We have identified several lead inhibitor molecules that are active against multi-drug resistant strains, as well as respiratory pathogens such as S. pneumoniae, H. influenzae and M. catarrhalis. Several lead compounds have demonstrated activity in pre-clinical in vivo studies when administered orally, representing an example of the de novo design of an active antibacterial agent. Our collaboration with Novartis began in April 1999. In January 2002, we received a fifth milestone payment as a result of our delivery of our fifth target-based screen, which we expect will be used in Novartis’ high-throughput screening laboratory to identify new anti-infectives. In March 2002, we amended the original agreement in order to extend the research term an additional year and to provide that Novartis will make an additional payment upon our achievement of a new milestone. In February 2003, we amended the original agreement in order to extend the research term until March 31, 2005. In September 2003, we announced achievement of a late-stage pre-clinical milestone for which we received a milestone payment from Novartis and in December 2003, we announced that we received a further milestone payment associated with the entry into Phase I of a drug candidate stemming from the ongoing research collaboration with Novartis.

Our second most advanced collaboration is with Pfizer Inc. and is aimed at discovering second and third generation oxazolidinones. The oxazolidinones represent one of the first new major classes of antibacterial products to enter the market in over 30 years. In test tubes, our collaboration compounds are active against a broad range of bacteria, including multi-drug resistant Staphylococci, Streptococci and Enterococci. Pfizer received approval from the FDA, independent of us, for the first generation oxazolidinone called Zyvox™. We have identified several structurally novel second generation oxazolidinone candidates, certain of which have either a broader spectrum of activity or improved potency as compared to Zyvox™. Some of these compounds also show good activity in pre-clinical in vivo studies when administered orally. This collaboration began in April 1999 with Pharmacia Corporation, and continued when Pharmacia was acquired by Pfizer. In October

2000, Pfizer increased its research support payments to us by 30% and in June 2002 we amended our agreement with Pfizer to extend the research term until March 31, 2005. In May 2003, we announced an agreement to continue this collaboration with Pfizer after their acquisition of Pharmacia, our original collaborator.

Another one of our collaboration programs is called “VITACHEM” and is designed to investigate the pharmaceutical and non-pharmaceutical utility of our collection of microbial chemicals in markets outside of the anti-infectives market. We offer two types of collaborations under the VITACHEM program: fee-for-service collaborations, under which our collaborators pay us research fees, plus milestone payments and royalties calculated as a percentage of net sales; and equal collaborations, based on cost-sharing and reward-sharing. Currently, we have one equal collaboration—with Myriad Genetics Inc. on oncology, cardiovascular and viral targets.

Internal Discovery Research

In addition to our external research collaborations, we have internal research programs both in the United States and in Italy. The objective of internal research is primarily to discover novel antimicrobials for hospital use for development by us. This effort combines our internal expertise in functional genomics-based target selection, novel assay development, mechanism-based rational drug design, combinatorial chemistry, high-throughput screening of our diversified library of microbial extracts and medicinal chemistry. We are currently investigating several in vivo active leads.

Our Strategy

Our objective is to be a leader in the discovery, development and marketing of pharmaceutical products for the treatment of bacterial and fungal infections in the hospital setting. We intend to achieve this goal through the implementation of four strategies:

•	Focus our discovery and development efforts on products to treat bacterial and fungal infections. We believe that anti-infective products have significant development advantages over products in other therapeutic categories. These advantages include lower costs and shorter development cycles. In addition, product candidates in this area have a greater probability of clinical success due to the higher predictive value of clinical trials in this area. Finally, there is a growing demand for new anti-infective products. We believe that this demand is driven primarily by the aging of the population, the growing number of seriously ill patients in hospitals and an increase in immunosuppression and fungal and bacterial resistance to existing therapies.

•	Target our resources on products that have potential utility in the hospital setting. We believe that our efforts are best focused on developing products that would be administered in a hospital setting. Because of the increased number of elderly patients and the severity of illnesses among patients in intensive care units, we believe that hospitals present an addressable market with significant unmet needs. This strategy will also allow us to use a relatively small sales force, thereby allowing us to reach the greatest number of patients while still remaining cost-effective.

•	Focus on products that have a competitive advantage over currently marketed drugs. We intend to focus our development efforts on products that we expect to have potential advantages over currently marketed drugs. This strategy reduces the time and expense we will need to effectively educate physicians about new types of treatments and will allow us to market our relative benefits directly against our competitors’ products.

•

Pursue our twofold approach to product development. We have a twofold approach to product development and marketing. Our primary strategy is to internally develop anti-infective products with utility in a hospital setting and then to market these products to hospitals using our own focused sales force. For oral anti-infective products, which have utility in a broader community setting, we intend to collaborate in our development and marketing efforts with large pharmaceutical companies. This twofold approach allows us to pursue, on a proprietary basis, internal development and marketing of those products for which we feel the development and marketing requirements are manageable, such as injectable anti-infectives, and to out-license products, such as orally administered anti-infectives, that require greater marketing resources than we are willing to commit.

Other Developments

Reduction of Our Work Force in Italy

Recently, we entered into discussions with the Italian labor unions regarding our proposal to reduce our work force in Italy.

Litigation

Beginning on June 15, 2004, six shareholder securities class action complaints were filed against us and certain of our senior officers in the U.S. District Court for the Eastern District of Pennsylvania. Those actions are styled: Perry Paragamian vs. Vicuron Pharmaceuticals, Inc., et al. (Case No. 04cv2627); John H. Taylor vs. Vicuron Pharmaceuticals, Inc. et al. (Case No. 04cv2685); Security Police-Fire Professionals of America vs. Vicuron Pharmaceuticals, Inc. et al. (Case No. 04cv2708); Fred Zucker vs. Vicuron Pharmaceuticals, Inc. et al. (Case No. 04cv2745); Brian b. Steketee vs. Vicuron Pharmaceuticals, Inc, et al. (Case No. 04cv3365); and Brad Staton vs. Vicuron Pharmaceuticals, Inc. (Case No. 04cv3422), collectively the “Federal Class Actions”. Each complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, arising from our May 24, 2004 press release announcing the approvable letter from the FDA indicating anidulafungin does not currently support a labeling claim for initial treatment of esophageal candidiasis. Each plaintiff seeks to represent a class of our securities purchasers from January 6, 2003, through May 24, 2004 (except plaintiff Zucker, whose putative class period begins March 17, 2003). The complaints seek compensatory damages, interest, attorneys’ fees, and injunctive and equitable relief.

On August 18, 2004, counsel for all parties involved in the Federal Class Actions stipulated to consolidation of the six actions. Under the stipulation, defendants are not required to respond to the six individual complaints. Rather, defendants will respond to an amended, consolidated class action complaint that will be filed by the court-appointed lead plaintiff and lead plaintiff counsel, or the “Consolidated Complaint”. The District Court approved the Consolidation Stipulation on August 23, 2004. The Court’s order provides that:

•	the designated lead plaintiff will have 60 days to file the Consolidated Complaint once appointed by the District Court;

•	defendants will file a responsive pleading within 60 days of service of the Consolidated Complaint; and

•	in the event defendants’ responsive pleading is a motion to dismiss, plaintiffs’ opposition papers will be due 60 days from the filing of the motion, and any reply papers by defendants will be due 30 days thereafter.

Three motions filed pursuant to 15 U.S.C. 78u-4(a)(3)(A)(i)(II) proposing a lead plaintiff and lead plaintiff counsel are currently pending before the District Court. The Federal Class Actions are in a very early stage, and we are unable to express an opinion at this time as to the likely outcome.

On July 2, 2004, a shareholder derivative complaint styled Jonathan Meyers vs. George F. Horner, III et al. was filed against certain of our officers and directors in the Court of Common Pleas of the State of Pennsylvania, Montgomery County (Case No. 04-19595). The complaint purports to allege claims of insider selling, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The complaint seeks compensatory damages, disgorgement of profits, imposition of a constructive trust, equitable and injunctive relief, attorneys’ fees and costs. On August 11, 2004, counsel for the parties entered a stipulation to stay all proceedings in the state court derivative action, pending the District Court’s resolution of the motion to dismiss that defendants expect to file in the Federal Class Actions. Under the stipulation to stay, defendants’ time to respond to the derivative complaint is extended until 60 days after the stay expires. The Court approved the stipulation, and stayed the derivative action, on August 17, 2004.

We were incorporated in Delaware as a wholly-owned subsidiary of Sepracor Inc. in 1995 and we have been operating as an independent company since 1996. In February 2003, we merged with Biosearch Italia S.p.A., a publicly listed company in Italy. In March 2003, after our merger with Biosearch Italia, we changed our name from Versicor Inc. to Vicuron Pharmaceuticals Inc. Our principal executive offices are located at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 205-2300. Our website is http://www.vicuron.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

The name Vicuron and our logo are trademarks of Vicuron Pharmaceuticals Inc. Other trademarks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their holders.

THE OFFERING

Common stock offered by us	4,800,000 shares

Common stock to be outstanding after this offering	59,817,455 shares

Over-allotment option	720,000 shares

Use of proceeds

We intend to use the net proceeds of this offering primarily for clinical development of product candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq National Market symbol	MICU

Information in the table above is based on 55,017,455 shares outstanding at the close of business on August 31, 2004, and assumes that no options or warrants have been exercised since August 31, 2004, and does not include:

•	8,314,587 shares of our common stock issuable upon the exercise of options outstanding on August 31, 2004 at a weighted average exercise price of $10.63 per share;

•	280,509 shares of our common stock available for future issuance under our 1997 Stock Option Plan, 517,283 shares available for future issuance under our 2001 Equity Incentive Plan, 127,221 shares available for future issuance under our 2002 Employee Stock Purchase Plan and 750,000 shares available for future issuance under our 2003 Stock Option Plan, each as of August 31, 2004; and

•	39,170 shares of our common stock issuable upon the exercise of warrants outstanding on August 31, 2004 at an exercise price of $4.72 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option to purchase up to 720,000 additional shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data for the years ended December 31, 2001 through 2003 from our audited historical consolidated financial statements. The summary consolidated financial information as of and for the six months ended June 30, 2003 and 2004 has been derived from our unaudited historical consolidated financial statements. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. You should read this information in conjunction with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports that we have filed with the Securities and Exchange Commission, or SEC, and incorporated by reference herein.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$6,428	$6,341	$9,608	$4,036	$3,845

Operating expenses:
Research and development expense	32,612	48,189	77,893	37,883	41,390
General and administrative expense	9,600	8,184	13,531	5,724	11,263
Acquired in-process research and development	—	—	94,532	94,532	—

Total operating expenses	42,212	56,373	185,956	138,139	52,653

Loss from operations	(35,784)	(50,032)	(176,348)	(134,103)	(48,808)
Net interest income (expense)	2,997	1,236	2,243	1,051	1,178
Other	(60)	—	—	—	—

Net loss available to common stockholders	$(32,847)	$(48,796)	$(174,105)	$(133,052)	$(47,630)

Net loss per share, basic and diluted	$(1.42)	$(1.91)	$(3.69)	$(3.25)	$(0.88)

Shares used in computing net loss per share, basic and diluted	23,090	25,516	47,162	40,890	54,323

	As of June 30, 2004
	(unaudited)
	Actual	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$117,439	$185,287
Working capital	95,215	163,063
Total assets	213,346	281,194
Term loan payable, less current portion	7,243	7,243
Accumulated deficit	(374,354)	(374,354)
Total stockholders’ equity	167,016	234,864

The “as adjusted” column in the table above reflects the sale of 4,800,000 shares of our common stock by us in this offering at a public offering price of $14.75 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risks described below, you should carefully consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to purchase our common stock. The risks set forth below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be harmed. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our ability to become profitable is heavily dependent upon our obtaining FDA approval of anidulafungin and dalbavancin, our two lead product candidates, and marketing them successfully.

In order to become profitable, we anticipate that we will need to obtain FDA marketing approval for anidulafungin and dalbavancin and then commercialize them successfully. In April 2003, we filed an NDA with the FDA seeking approval to market anidulafungin for the treatment of esophageal candidiasis, which was accepted for review by the FDA in June 2003. In May 2004, we received an approvable letter from the FDA indicating that the NDA submission for anidulafungin did not currently support a labeling claim for the initial treatment of esophageal candidiasis. We continue regular discussions with the FDA to explore potential opportunities for approval, which may be delayed or denied. In addition, we recently completed Phase III clinical trials with dalbavancin for the treatment of both complicated and uncomplicated skin and soft tissue infections and we completed a Phase II clinical trial of dalbavancin for catheter-related bloodstream infections. We expect to file an NDA for dalbavancin later this year.

Factors that could negatively affect or delay our receipt of FDA approval of one or both of these drugs include:

•	a refusal by the FDA to approve our NDAs for these drugs or a request for additional information or data;

•	delays in completing clinical trials for anidulafungin and dalbavancin; and

•	negative or inconclusive results of our ongoing clinical trials of anidulafungin and dalbavancin.

Our success is also dependent upon successful commercialization of these two product candidates. Successful commercialization requires acceptance of anidulafungin and dalbavancin by hospital-based physicians, patients and other medical decision-makers.

Our success will further depend upon our ability to protect our intellectual property and products. We rely on a combination of patent, trade secret and regulatory protections to protect us from competitors with similar technologies. With regard to anidulafungin, we rely on patents covering the compound, methods of production and methods of use to protect this product candidate from generic competition. With regard to dalbavancin, we rely primarily on regulatory provisions, such as the data exclusivity provisions under the Hatch-Waxman Act, as well as patents and know-how to protect this product candidate from generic competition. However, in each case there can be no assurances that we will obtain protection for any specified duration.

If we are unable to develop and successfully commercialize our product candidates, we might not generate significant revenues or become profitable.

To date, we have not commercialized any products or recognized any revenue from product sales and none of our product candidates are approved for sale. Successful commercialization of a new drug product requires significant investment in research and development, pre-clinical testing and clinical trials, regulatory approval, and sales and marketing activities. Most of our product candidates are in early stages of development. The FDA reviewed our NDA for anidulafungin and found that it did not currently support a labeling claim for the initial treatment of esophageal candidiasis. Anidulafungin and three of our other product candidates are in clinical trials. Our efforts to commercialize our product candidates are subject to a variety of risks inherent in the development of biopharmaceutical products based on new technologies. These risks include the following, among others:

•	Pre-clinical testing and clinical trials are protracted, expensive and uncertain processes. It might take us and our collaborators several years to complete the testing process, and failure can occur at any stage of the process. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful.

•	Any regulatory approval we ultimately obtain may be limited or subject to post-approval commitments that render the product not commercially viable.

•	Any or all of our new drug marketing applications might be denied by the FDA and analogous foreign regulators.

•	Our product candidates, even if found to be safe and effective, might be difficult to develop into commercially viable drugs or to manufacture on a large scale or might be uneconomical to market commercially.

•	Third-party proprietary rights might preclude us from marketing our drugs.

•	Third parties might market superior drugs or be more effective in marketing equivalent drugs.

•	Even if our product candidates are successfully developed and effectively marketed, the size of their potential market might change such that our sales revenue is less than initially contemplated.

In any such case, we might never generate sufficient or sustainable revenues to enable us to become profitable.

We expect to incur losses for the foreseeable future and might never achieve profitability.

We have incurred net losses since our inception in 1995. As of June 30, 2004, our accumulated deficit was $374.4 million, including the $94.5 million write-off of acquired in-process research and development resulting from our merger with Biosearch.

Our accumulated deficit results from our net losses of $1.1 million in 1995, $4.8 million in 1996, $6.7 million in 1997 (including $0.4 million in accretion of dividends on preferred stock), $15.1 million in 1998 (including $2.5 million in accretion of dividends on preferred stock), $67.4 million in 1999 (including deemed dividends of $35.1 million and $3.1 million in accretion of dividends on preferred stock), $18.8 million in 2000 (including $3.5 million in accretion of dividends on preferred stock), $32.8 million in 2001, $48.8 million in 2002, $174.1 million in the year ended December 31, 2003 (including a $94.5 million write-off of acquired in-process research and development resulting from our merger with Biosearch) and $47.6 million in the six months ended June 30 2004.

On February 28, 2003, we merged with Biosearch, which also incurred net losses since its inception in 1996. Biosearch’s net losses were $23.6 million for 2000, $9.8 million for 2001, $9.0 million for 2002 and $5.4 million from January 1,2003 through the merger date of February 28, 2003. At February 28, 2003, Biosearch had an accumulated deficit of $54.8 million.

These losses reflect amortization of negative goodwill, less losses on trading securities in the net amount of (4%) of Biosearch’s aggregate operating expenses from January 1, 2000 through February 28, 2003.

We expect to incur substantial and increasing losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting pre-clinical testing and clinical trials, and charges related to purchases of technology and other assets. We expect that our operating losses will fluctuate significantly from quarter to quarter as a result of the timing of receipt of regulatory approval of anidulafungin and our other product candidates, the success of our commercialization efforts following regulatory approval, increases or decreases in our research and development efforts, the execution or termination of collaborative arrangements, the initiation, success or failure of clinical trials, or other factors. Our prospects of achieving profitability will depend on numerous factors, including success in:

•	receiving regulatory approvals for our product candidates;

•	developing and testing new product candidates;

•	licensing rights to our product candidates to third parties;

•	qualifying for and receiving grants and subsidies;

•	manufacturing products;

•	marketing products; and

•	competing with products from other companies.

Many of these factors will depend on circumstances beyond our control. We cannot assure you that we will become profitable.

If we do not compete successfully in the development and commercialization of products and keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies for treatment. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology companies and universities, and other research institutions. Specifically:

•	if anidulafungin receives FDA and international marketing approval, it will face competition from commercially available drugs such as amaphotericin B, fluconazole, itraconazole, and potentially from caspofungin, which was the first to receive FDA approval of a new class of antifungal agents called echinocandins (which includes anidulafungin). One of our competitors initially obtained approval only for the narrow indication of aspergillosis-salvage therapy, but has recently expanded its scope to include other serious fungal infections;

•	if dalbavancin receives FDA and international marketing approval, it will face competition from commercially available drugs such as vancomycin, teicoplanin, linezolid, quinupristin/dalfopristin and daptomycin; and

•	if ramoplanin receives FDA and international marketing approval, it will face competition from commercially available drugs such as metronidazole or oral vancomycin as well as drugs focused on the treatment (as opposed to prevention) of bloodstream vancomycin-resistant enterocci infections in hospitalized patients, such as linezolid, quinupristin/dalfopristin and daptomycin.

Our future products, if any, might also compete with new products currently under development or developed by others in the future.

Many of our potential competitors, either alone or together with their collaborators, have substantially greater financial resources and larger research and development, regulatory and marketing teams than we do. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than we do in developing, manufacturing and marketing products and working with regulators. As a result, these competitors’ products might come to market sooner or might prove to be more effective, to be less expensive, to have fewer side effects or to be easier to administer than ours. In any such case, sales of our eventual products would likely suffer and we might never recoup the significant investments we are making to develop these product candidates.

If clinical trials for our product candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

Before obtaining regulatory approvals for the commercial sale of any products we might develop, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting pre-clinical testing and clinical trials is a protracted, time-consuming and expensive process. Completion of clinical trials might take several years or more. Our commencement and rate of completion of clinical trials might be delayed by many factors, including:

•	slower than expected rate of hospital and patient recruitment;

•	inability to manufacture sufficient quantities of the study drug for use in clinical trials;

•	unforeseen safety issues;

•	lack of efficiency during the clinical trials;

•	inability to adequately follow patients after treatment;

•	governmental or regulatory delays; and/or

•	a decision to expand clinical trials or add studies to increase the statistical significance of the results.

In addition, the results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. For example, clinical trials may not demonstrate attributes of a product candidate that we observed in pre-clinical testing, such as potency. In addition, in general, a number of new drugs have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which might delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections might be encountered as a result of many factors, including perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development.

The FDA reviewed an NDA for one of our product candidates, anidulafungin, and found that it did not currently support a labeling claim for the initial treatment of esophageal candidiasis. We have completed enrollment for a Phase III clinical trial for anidulafungin for invasive candidiasis/candidemia. We expect to use the results of this Phase III clinical trial in a new NDA that we plan to file for anidulafungin for the treatment of invasive candidiasis and to partially support an amended NDA for anidulafungin for the treatment of esophageal candidiasis. In addition, we have three other product candidates in clinical trials: dalbavancin, which has completed Phase III; ramoplanin, which has completed Phase II; and VIC-Acne, which has completed Phase I. We also had anidulafungin in Phase III for an additional indication and dalbavancin and ramoplanin in Phase II, each for an additional indication; all of which have concluded and released top-line data. Patient follow-up for these clinical trials has been limited and more trials may be required before we will expect to apply for or obtain regulatory approvals.

Clinical trials conducted by us or by third parties on our behalf might not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for anidulafungin, dalbavancin, ramoplanin or VIC-Acne or any other potential product candidates. Such a failure might delay development of our other product candidates and hinder our ability to conduct related pre-clinical testing and clinical trials. It might also cause regulatory authorities to prohibit us from undertaking any additional clinical trials for our other product candidates. In addition, the final label of any product candidate that receives regulatory approval will be the subject of discussions with the FDA and the product label may be more restrictive than the labeling initially sought by us. Our other product candidates are in pre-clinical development, and we have not submitted investigational new drug applications, or INDs, to commence clinical trials involving these compounds. Our pre-clinical development efforts might not be successfully completed and we might not file further INDs. Any delays in, or termination of, our clinical trials would harm our development and commercialization timelines, which could cause our stock price to decline. Any of these events could also impede our ability to obtain additional financing.

If our third-party clinical trial managers do not perform, clinical trials for our product candidates might be delayed or unsuccessful.

As of June 30, 2004, we had 35 full-time clinical development employees. We expect to continue to rely on third parties, including our collaborators, clinical research organizations and outside consultants, to assist us in managing and monitoring clinical trials. If these third parties fail to perform satisfactorily under the terms of our agreements with them, clinical trials for our product candidates might be delayed or unsuccessful. Furthermore, the FDA and/or other regulatory agencies of the EU, might inspect some of our clinical investigational sites, our collaborators’ records and our facilities and files to determine if the clinical trials were conducted according to good clinical practices. If the FDA determines that our clinical trials were not in compliance with applicable requirements, we might be required to repeat the clinical trials.

If our third-party manufacturers do not produce our product candidates on a timely basis, clinical trials and commercialization of our product candidates could be delayed.

We currently do not have manufacturing facilities capable of manufacturing products in quantities necessary for large-scale trials or marketing. The Aventis plant in Brindisi, Italy, and the Chemsyn Laboratories plant in the United States will be our initial manufacturing sites for dalbavancin and anidulafungin, respectively. We do not, however, have any long-term manufacturing agreement with these or any other third parties. Subsequently, we intend to manufacture products in our own manufacturing plant in Pisticci, Italy, which is currently under construction. To the extent that our manufacturing capabilities are insufficient to produce all of the necessary active ingredients for our current and future product candidates, we anticipate that we might need to rely on third parties to manufacture some or all of these active ingredients. However, there are a limited number of facilities in which our product candidates can be produced, and third-party manufacturers have limited experience in manufacturing anidulafungin, dalbavancin, ramoplanin and VIC-Acne in quantities sufficient for conducting clinical trials or for commercialization. Difficulties are often encountered in manufacturing new products, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other regulations, production costs, and development of advanced manufacturing techniques and process controls. Any contract manufacturer might not perform as agreed or might not remain in the contract manufacturing business for the time we require to successfully develop, produce and market our product candidates. If any of our contract manufacturers fails to perform satisfactorily under its agreements with us, such as by failing to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and if we do not find a replacement manufacturer or develop our own manufacturing capabilities, clinical trials involving our product candidates, or commercialization of our products, could be delayed.

If we do not establish successful marketing and sales capabilities or do not enter into successful marketing arrangements with third parties, we will not be able to commercialize our future products and will not become profitable.

If we successfully develop and obtain regulatory approval for the product candidates we are currently developing, we intend to sell a portion of our future products, including anidulafungin and dalbavancin, through our own sales force in the United States. At present, however, we have no sales and marketing infrastructure and we lack any experience in direct marketing, sales and distribution. Our future profitability will depend in part on our ability to develop a direct sales and marketing force to sell our future products, if any, to our target market. We might not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts might not be successful. If we are unable to enter into third-party arrangements, then we must substantially expand our marketing and sales force in order to achieve commercial success for certain products, and to compete with other companies that have experienced and well-funded marketing and sales operations.

If we cannot enter into new in-licensing arrangements, our product portfolio and potential profitability could be harmed.

An important component of our business strategy is to in-license drug compounds discovered by other pharmaceutical and biotechnology companies or academic research laboratories, in order to develop them ourselves. Currently we in-license anidulafungin from Eli Lilly. Anidulafungin is our lead antifungal product candidate and one of our four product candidates in clinical development. Under our license arrangement with Eli Lilly, we acquired exclusive worldwide rights to anidulafungin. This license arrangement will terminate on a country-by-country basis upon the later of the expiration of all product patents in the country or 10 years from the date of the first commercial sale of anidulafungin in the country. If we do not comply with the terms of this license agreement, we could lose our rights to anidulafungin. Competition for new promising compounds can be intense. If we are not able to identify future in-licensing opportunities and enter into future licensing arrangements on acceptable terms, our future product portfolio and potential profitability could be harmed.

If we do not establish and maintain collaborations or if our collaborators do not perform, we will be unable to develop our joint product candidates.

We have entered into collaboration arrangements with third parties to develop product candidates. Additional collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, to seek and obtain regulatory approvals and to successfully commercialize our existing and future product candidates. If we do not maintain our existing collaborative arrangements or do not enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline. In addition, our dependence on collaborative arrangements with third parties subjects us to a number of risks, including the following:

•	The collaborative arrangements might not be on terms favorable to us. Agreements with collaborators typically allow the collaborators significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our collaborators devote to the product candidates or their prioritization of the product candidates, and our collaborators might choose to pursue alternative products. In addition, agreements with collaborators frequently contain prohibitions on, and may in the future prohibit us from, conducting certain types of research or other activities in the field that is the subject of the collaboration. In such event, these prohibitions may limit the areas of research and development that we may pursue, either alone or in cooperation with other third parties.

•	Our collaborators might not perform their obligations as expected. Business combinations or significant changes in a collaborator’s business strategy might adversely affect a collaborator’s willingness or ability to complete its obligations to us.

•	Moreover, we could become involved in disputes with our collaborators which could lead to delays in, or the termination of, our development programs with them, as well as time-consuming and expensive litigation or arbitration.

•	Even if we fulfill our obligations under any collaborative agreement, our collaborators can generally terminate the agreements under specified circumstances.

If any collaborator were to terminate or breach their collaborative agreement with us, or otherwise fail to complete its obligations in a timely manner, our chances of successfully commercializing products could be harmed.

If our future products are not accepted by the market, we are not likely to generate significant revenues or become profitable.

Even if we obtain regulatory approval to market products in the future, we might not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any pharmaceutical product that we might develop will depend on a number of factors, including:

•	demonstrations of clinical efficacy and safety;

•	cost-effectiveness;

•	potential advantages over alternative therapies, including fewer side effects or easier administration;

•	reimbursement policies of government and third-party payors; and

•	the effectiveness of our marketing and distribution capabilities.

Physicians will not recommend therapies using any of our future products until clinical data or other factors demonstrate their safety and efficacy as compared to other drugs or treatments. Even if the clinical efficacy and safety of therapies using any of our future products is established, physicians might elect not to recommend the therapies for a number of other reasons, including the possibility that the mode of administration of our future product might not be effective for their patients’ indications and locations. For example, many antibiotic or antifungal products are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients and might not be practical in non-hospital settings.

Physicians, patients, third-party payors and the medical community might not accept and utilize any product candidates that we or our collaborators develop. If none of our future products achieve significant market acceptance, we are not likely to generate significant revenues or become profitable.

If we are unable to attract and retain skilled employees and consultants, we will be unable to develop and commercialize our product candidates.

We are highly dependent on our skilled management and scientific staff. In order to pursue our product development, marketing and commercialization plans, we might need to hire additional personnel with experience in clinical testing, government regulation, manufacturing, marketing and finance. We might not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among high technology enterprises, including biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Most of our management and scientific staff do not have employment contracts. If we lose a significant number of these persons, or are unable to attract and retain qualified personnel, our business, financial condition and results of operations might be harmed. We do not maintain key person life insurance on any of our personnel.

In addition, we rely on consultants and members of our scientific and clinical advisory boards to assist us in formulating research and development strategies. All of these consultants and the members of our scientific and clinical advisory boards are employed by others, and they might have commitments to, or advisory or consulting agreements with, others that might limit their availability to us. If we lose the services of these advisors, our achievement of our development objectives might be impeded, and our business, financial condition and results of operations might be harmed. Finally, except for work performed specifically for and at our direction, the inventions or processes discovered by our scientific and clinical advisory board members and other consultants will not become our intellectual property, but will be the intellectual property of the individuals or their institutions. If we desire access to these inventions, we will be required to obtain appropriate licenses from the owners. We face the risk that we might not be able to obtain such licenses on favorable terms or at all.

Our revenues are subject to significant fluctuations, which makes it difficult to draw meaningful comparisons from period-to-period changes in our operating results.

We expect that substantially all of our revenues for the foreseeable future will result from payments under collaborative arrangements, with some Italian and EU grant and subsidy revenue. To date, collaborative payments have taken the form of up-front payments, reimbursement for research and development expenses and milestone payments. Milestone payments to us under collaborative arrangements are subject to significant fluctuation in both timing and amount. As a result, comparisons of our revenues and results of operations between periods might not produce meaningful indications of our progress toward commercializing one or more product candidates. Moreover, the historical revenues of Vicuron and Biosearch on a stand-alone basis might not be indicative of our future performance or of our ability to continue to achieve additional milestones and to receive additional milestone payments from our collaborators.

We might seek additional funding, which could dilute our stockholders’ interests in our company or impose burdensome financial restrictions, and if we do not obtain necessary funding, we might be forced to delay or curtail the development of our product candidates.

We expect to incur increasing research and development, general and administrative and sales and marketing expenses over the next several years. Based on our current plans and assumptions, we estimate that our current cash and liquid assets, together with our net proceeds from this offering, will be sufficient to fund our operating losses for the next 12 to 18 months. However, if our plans change and/or our assumptions are inaccurate, we might need to seek and obtain capital sooner than anticipated. Some of our more significant plans and assumptions relate to:

•	receipt of regulatory approval for anidulafungin and commencement of a marketing campaign for anidulafungin;

•	payments received or made under possible future collaborative agreements;

•	continued progress in the research and development of our future products;

•	costs associated with protecting our patent and other intellectual property rights;

•	costs associated with developing marketing and sales capabilities; and

•	the rate of market acceptance of any future products.

Other than our Italian loan facility for the construction of our manufacturing plant, we have no committed sources of additional capital. To the extent our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds, perhaps on unfavorable terms, to continue the development of our product candidates. We might also seek additional funding much earlier than we would otherwise need, in order to take advantage of attractive opportunities in the capital markets.

We might seek to raise funds from a traditional lender or through public or private debt or equity offerings. To the extent we raise additional capital through the sale of equity or convertible debt securities, the securities could be sold at a discount to prevailing market price and the issuance of those securities could result in dilution to our stockholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness, and we might be subject to restrictive covenants as a result of such debt financing. This could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available from any of those sources, our business might be harmed. We might be required to delay, reduce the scope of, or eliminate one or more of our research and development programs or otherwise significantly curtail operations. In addition, we might be required to obtain funds by entering into arrangements with collaborators on unattractive terms or relinquish rights to certain technologies or drug candidates that we would not otherwise relinquish in order to continue independent operations.

If we enter into any strategic transactions, we will incur a variety of costs and might never realize the anticipated benefits.

If appropriate opportunities become available, we might attempt to acquire additional products, product candidates or businesses, or enter into joint ventures or reciprocal licensing arrangements that we believe are a strategic fit with, or potentially advantageous to, our business. We are not currently a party to any such strategic agreements. If we pursue any transaction or arrangement of that sort, the process of negotiating the transaction and integrating an acquired product, product candidate or business or entering into the joint venture or reciprocal licensing arrangement might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction or arrangement is ever consummated. Moreover, we might never realize the anticipated benefits of any transaction or arrangement. Future acquisitions or other such transactions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or impairment expenses related to goodwill and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

Our operations include the controlled use of hazardous materials, primarily small quantities of toxic biological materials and chemical compounds which we store, collect, combine, analyze and, at times, produce in connection with our research and manufacturing activities. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we might incur remediation expenses and be held liable for any resulting damages. We do not currently maintain separate insurance to cover contamination or injuries relating to hazardous materials, and such liabilities might not be covered by our general liability insurance coverage.

We might be required to repay some or all of the Italian and/or EU research grants and loan subsidies previously received by Biosearch and we might not qualify or be approved for new grants and subsidies.

Biosearch historically funded a portion of its operations through research grants and loan subsidies awarded by Italian and EU authorities. Under applicable law, any transfer of those grants and subsidies (including transfer by merger) requires written approval from the Italian bank. In connection with the merger and the subsequent contribution of Biosearch’s assets to Vicuron Pharmaceuticals Italy, S.r.l., our wholly-owned Italian subsidiary, we applied for permission to transfer Biosearch’s grants and subsidies to our Italian branch and subsidiary. Although the merger and the contribution have been completed, the Italian and EU authorities have not as yet reached an official decision on whether to approve our transfer requests. If the transfers are approved, we intend to apply for further permission to contribute the grants and subsidies to Vicuron Pharmaceuticals Italy S.r.l., our wholly-owned subsidiary in Italy. We face the risk that one or both of the transfers might not be approved, in which case we might be required to repay some or all of the grants and subsidies received by Biosearch prior to the merger, in the aggregate amount of up to approximately $1.6 million as of June 30, 2004, and we may forfeit grants and subsidies awarded to Biosearch but not yet disbursed as of June 30, 2004 by the authorized bank in the amount of up to approximately $1.3 million (based on exchange rates then prevailing). Regardless of whether or not we are required to repay those grants, we anticipate that our Italian subsidiary will be eligible to apply for new research grants and subsidies from both the Italian and EU authorities. However, grants and subsidies are awarded in the discretion of those authorities and we face the risk that our Italian subsidiary might not qualify or be approved for any additional grants or subsidies in the future.

Complying with two national regulatory structures might result in administrative challenges.

Our operations must comply with applicable laws of and rules of the United States (including Delaware corporate law and the rules and regulations of the SEC and the Nasdaq National Market), the EU legal system and the Republic of Italy (including the rules and regulations of the Commissione Nazionale per le Società e la Borsa, or CONSOB, and Borsa Italiana, which collectively regulate companies listed on Italy’s public markets such as the Nuovo Mercato). Conducting our operations in a manner designed to comply with all applicable laws and rules will require us to allocate additional time and resources to regulatory compliance matters. For example:

•	issuing each material announcement in both English and Italian might cause administrative challenges;

•	submitting filings and applications with regulatory and governmental authorities in the U.S., Italy and the EU, and approving translations of each significant document into the other language, if necessary, is time-consuming and expensive;

•	under Italian employment law, our relations with our employees in Italy are governed by collective bargaining agreements negotiated at the national level (and over which we have no control), which reduce the methods customarily available in the United States to motivate and/or make changes to our Italian workforce;

•	under European Union data protection regulations, we are unable to send without restriction private personal data, including many employment records and some clinical trial data, from our Italian offices to our U.S. offices; and

•	tariffs, customs, duties, import restrictions, tax effects and other trade barriers might delay or increase the cost of relocating personnel and, if marketing approvals are obtained, commercial quantities of our products between nations.

We are subject to risks resulting from fluctuations in the exchange rate of the dollar relative to the euro, which could cause costs to be greater than we expect and introduce additional volatility in our reported quarterly results.

As a result of our 2003 merger with Biosearch, we are exposed to risks associated with foreign currency transactions insofar as we might desire to use dollars to make contract payments denominated in euros or vice versa. As the net positions of our unhedged foreign currency transactions fluctuates, our earnings might be negatively affected. In addition, we are exposed to risks associated with the translation of euro-denominated financial results and balances and cash flows into U.S. dollars. Although our reporting currency remains the U.S. dollar, a portion of our consolidated revenues and costs now arise in euros, which we restate in dollars for purposes of financial reporting. In addition, the reported canying value of our euro-denominated assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the euro. Accordingly, changes in the value of the U.S. dollar relative to the euro might have an adverse effect on our reported results of operations and financial condition, and fluctuations in exchange rates might introduce additional volatility in our reported results and accounts from period to period.

We are in the process of reducing the number of our employees in Italy, and could incur substantial costs while doing so.

In order to reduce the number of our employees in Italy, we must obtain the approval of the Italian labor unions. Because of the applicable rules and collective bargaining agreements, this process could be protracted and we could incur substantial costs, which have not been fully ascertained, in seeking to implement the reduction. The Italian labor unions may reject our request to reduce the number of our employees in Italy, and our labor force may decide to strike. Even if we obtain the approval of the Italian labor unions, such approval could require us to make severance payments to our former employees in Italy. Further, our former employees in Italy may assert claims relating to the termination of their employment or their receipt or purchase of our securities in connection with such employment. These claims, regardless of their merits, could cause us to incur substantial costs in defending ourselves and could divert the attention of our management away from our operations, which could harm our business. Further, if any such claims were to result in a judgment against us, we could be required to pay damages, which could harm our business.

Risks Related to Operating in Our Industry

If we experience delays in obtaining regulatory approvals, or are unable to obtain them at all, for one or more of our product candidates, commercialization of those products will be delayed.

Our efforts to develop and market our product candidates will be subject to extensive and rigorous domestic regulation. FDA rules govern, among other matters, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products in the United States. Any products that we market abroad will also be subject to extensive regulation by foreign governments. In order to obtain permission to sell our product candidates, we must provide the FDA and foreign regulatory authorities with clinical data demonstrating that our proposed drugs are safe in humans and effective at treating an indicated condition. None of our product candidates has been approved for sale in the United States or any foreign market, and we cannot predict whether regulatory clearance will be obtained for any product that we are developing or intend to develop or for any particular indication. The regulatory review and approval process takes many years, is dependent upon the type, complexity and novelty of the product candidate, requires the expenditure of substantial resources, involves post-marketing surveillance, and might involve ongoing requirements for post-marketing studies. Delays in obtaining regulatory approvals, such as the delays we experienced as a result of receiving the approvable letter for anidulafungin, might:

•	impede the commercialization of any drugs that we or our collaborators develop;

•	require us or our collaborators to comply with costly additional procedures;

•	diminish any competitive advantage that we or our collaborators might attain from early market introduction of a new product; and

•	delay or eliminate our receipt of revenues or royalties.

Any required approvals, once granted, might be withdrawn. Further, if we do not comply with applicable FDA and foreign regulatory requirements at any stage during the regulatory process, we might be subject to sanctions, including:

•	imposed delays in clinical trials or commercialization;

•	refusal by the FDA and foreign regulators to review pending market approval applications or supplements to approval applications;

•	product recalls or seizures;

•	suspension of production;

•	withdrawals of previously issued marketing approvals; and

•	fines, civil penalties and criminal prosecutions.

We choose to develop some proprietary product candidates ourselves and to out-license other product candidates to third parties for collaborative development. The licensing or collaboration agreement will generally specify which party is responsible for directing the clinical trial process and seeking regulatory approvals. Regardless of whether the process is directed by us or by our collaborators, in each case we face the risk that our clinical trials might be unsuccessful, and that the FDA will not grant us marketing approval. We might also encounter delays or rejections based upon future changes in government regulation, legislation or FDA policy during the period of product development, clinical trials and FDA regulatory review. If we do not obtain required governmental approvals, we will be precluded from marketing the candidate for which approval was sought. If regulatory clearance for marketing a future product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and effective.

Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process typically includes all of the risks associated with FDA clearance described above and might include additional risks.

If our manufacturing subsidiary or our contract manufacturers fail to comply with applicable Good Manufacturing Practice requirements, we could be subject to fines or other sanctions, or be precluded from marketing any future products.

Manufacturing facilities are required to comply with the FDA’s Good Manufacturing Practice regulations. Even facilities outside the United States, such as the manufacturing plant we are constructing in Italy, must comply with these regulations if the manufactured products will be sold in the United States. Good Manufacturing Practice regulations include requirements relating to quality control and quality assurance as well as to maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products.

Comparable Good Manufacturing Practice regulations also apply in the EU, Italy and other foreign countries. Our contract manufacturers and our manufacturing subsidiary might not be able to comply with the applicable Good Manufacturing Practice requirements and other FDA or other EU, Italian or foreign regulatory agencies’ regulatory requirements.

If our intellectual property rights do not adequately protect our product candidates or future products, others could compete against us more directly, which would harm our business.

Our success depends in part on our ability to protect our intellectual property from unauthorized use by third parties, which we will be able to do only to the extent that our intellectual property is covered by valid and enforceable patents or is effectively maintained as a trade secret. We have rights to a number of patents and patent applications in the United States and abroad. Of these patents and patent applications:

•	our non-Biosearch patent portfolio, as of June 30, 2004, includes no U.S. patents, 18 U.S. patent applications and 13 foreign patent applications, and at least two new U.S. patent applications have been filed after June 30, 2004; and

•	our Biosearch patent portfolio, as of September 29, 2004, includes an additional 12 U.S. patents, two U.S. patent applications, 212 foreign patents and 41 foreign patent applications (of which, dalbavancin-related rights include four U.S. patents, 108 foreign patents and two foreign patent applications).

Our collaborations involve the following patents:

•	our license agreement with Eli Lilly with respect to anidulafungin covers 10 U.S. patents, four U.S. patent applications, 46 foreign patents and 29 foreign patent applications as of June 30, 2004;

•	our collaborative agreement with Novartis covers four U.S. patent applications and 15 foreign patent applications as of September 23, 2004; and

•	our collaborative agreement with Pfizer (as successor to Pharmacia) with respect to the development of oxazolidinones covers six U.S. patents, 12 U.S. patent applications and 22 foreign patent applications as of September 23, 2004.

The patent position of biopharmaceutical companies involves complex legal and factual questions and, therefore, we cannot predict with certainty whether they will be enforceable. We have in the past and might in the future receive office actions or other notices from U.S. or foreign patent authorities seeking to limit or otherwise qualify some patent claims. Patents, if issued, might be challenged, invalidated, circumvented or expire. Thus, any patents that we own or license from third parties might not provide any protection against competitors or expire at an inopportune time. Our pending patent applications, those we might file in the future, or those we might license from third parties, might not result in patents being issued. Also, we periodically review our U.S. and foreign patent filings to determine whether their maintenance is commercially justified. As a result, we may determine from time to time to abandon certain patent applications or allow certain patents to lapse. Moreover, patent rights might not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of many foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements might not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our intellectual property rights could seriously impair our competitive position and harm our business.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our future products.

Our success depends in part on our ability to operate without infringing upon the intellectual property rights of others. Research has been conducted for many years in the areas in which we focus our research and development efforts. This has resulted in a substantial number of issued patents and an even larger number of still-pending patent applications. U.S. patent applications, which are not foreign filed can be maintained in secrecy until issuance. U.S. patent applications which are also intended for foreign filing usually publish 18 months after the earliest priority date or within six months of the U.S. filing date, whichever is later. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success will depend significantly on an ability to operate without infringing the patents and other intellectual property rights of third parties. However, our technologies might infringe the patents or violate other intellectual property rights of third parties without our knowledge. In the event an infringement claim is brought against us, we might be required to pay legal and other expenses to defend such a claim and, if our defense is unsuccessful, we might be prevented from pursuing product development and commercialization and might be subject to damage awards.

Our success also depends in part on our ability to prevent others from infringing our intellectual property rights. The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property legal actions, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation might be necessary to:

•	enforce patents that we own or license;

•	protect trade secrets or know-how that we own or license; or

•	determine the enforceability, scope and validity of the intellectual property rights of others.

If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination might subject us to loss of proprietary position or to significant liabilities, or require us to seek licenses that might not be available from third parties. We might be restricted or prevented from manufacturing and selling products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these arrangements might be substantial and might include ongoing royalties. Furthermore, we might not be able to obtain the necessary licenses on satisfactory terms, if at all.

If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our future products, if any, our revenues and prospects for profitability will be harmed.

In both domestic and foreign markets, our sales of any future products will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price, and examining the cost effectiveness, of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in certain markets, the government controls prescription pharmaceuticals’ pricing and profitability. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical product pricing. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenues and profitability.

Accordingly, legislation and regulations affecting the pricing of pharmaceuticals might change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.

If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.

The use of any of our product candidates in clinical trials, and the sale of any approved products, might expose us to product liability claims. We currently maintain product liability insurance coverage in the amount of $10 million per occurrence and $10 million in the aggregate. Such insurance coverage might not protect us against all of the claims to which we might become subject. We might not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against potential losses. In the event a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as uncovered damages awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct financial and managerial resources to such defense and adverse publicity could result, all of which could harm our business.

We face certain litigation risks that could harm our business.

We have recently been named as a defendant in a number of lawsuits which have asserted various claims. These lawsuits have included several securities class actions and a shareholder derivative lawsuit. The results of complex legal proceedings, such as these, are difficult to predict. Moreover, many of the complaints filed against us do not specify the amounts of damages that plaintiffs seek and, therefore, we are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could harm our financial position, liquidity or results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits could be quite significant and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

Insurance coverage is increasingly difficult to obtain or maintain.

While we currently have insurance for our business, directors and officers, and property and products, first- and third- party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

Risks Related to the Securities Markets

Our stock price has been and is likely to continue to be volatile, and could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the results of our clinical trials and those of our competitors, and any significant delays or unexpected complications in our clinical trials;

•	decisions by regulatory authorities with respect to our development efforts and product candidates;

•	public concern regarding the efficacy and safety of drugs we develop;

•	new products or services introduced or announced by us or our competitors;

•	our ability to successfully commercialize and market any products;

•	announcements of scientific innovations by us or our competitors;

•	actual or anticipated variations in our annual and quarterly operating results;

•	conditions or trends in the biotechnology and pharmaceutical industries;

•	announcements by us of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	general economic conditions;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new regulatory legislation adopted in the United States or abroad;

•	future sales of equity or debt securities by us;

•	sales of our common stock by our directors, officers or significant stockholders; and

•	litigation against us and our directors and officers.

In addition, the stock market in general, and the Nasdaq National Market, the Nuovo Mercato and the market for biotechnology and pharmaceutical stocks in particular, have experienced significant price and volume fluctuations. Over the 52-week period ending September 24, 2004, the market price of our common stock as reported on the Nasdaq National Market ranged from a high of $24.54 to a low of $8.76 and our average daily trading volume was 485,791 shares. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities, as occurred with us in May 2004. Any additional securities class action suits against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our restated certificate of incorporation, our amended and restated bylaws and our shareholder rights plan, or “poison pill,” increase the likelihood that any third party would need to negotiate with our board prior to initiating a takeover proposal for us and could have the effect of delaying or preventing a change of control of our company. For example, our board of directors, without further stockholder approval, may issue preferred stock (or, in the face of a potential acquiror’s increased ownership, rights to purchase our common stock for a nominal price) that could delay or prevent a change of control, as well as reduce the voting power of holders of our common stock. These provisions could delay or prevent an attempt to replace or remove our management. The foregoing factors could also limit the price that investors or an acquiror might be willing to pay in the future for shares of our common stock.

Risks Related to this Offering

Investors who purchase shares in this offering may experience dilution.

In order to raise additional capital, we expect that we will in the future offer additional shares of our common stock at prices that may not be the same as the price per share in this offering. We have an effective shelf registration statement from which we can offer shares of our common stock. We cannot assure you that we will be able to sell shares in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

The sale of a substantial number of our shares could harm our stock price.

As of June 30, 2004, we had 54,677,154 shares of our common stock outstanding. All of these shares are eligible for sale on the Nasdaq National Market and the Nuovo Mercato, although some of the shares are subject to sale volume and other limitations. We have also filed a registration statement that permits the sale of 1,100,000 shares under our 2000 Employee Stock Purchase Plan (of which 1,029,090 remain available for issuance as of June 30, 2004). As of June 30, 2004, options to purchase approximately 7,728,322 shares of our common stock, with a weighted average exercise price of $10.79 were outstanding. As of June 30, 2004, warrants to purchase 111,913 shares of our common stock at an exercise price of $4.72 was outstanding and exercisable.

Each of our directors and executive officers has generally agreed not to sell any shares of our common stock that they hold for a period of 90 days after the date of this prospectus supplement without the prior written consent of Morgan Stanley & Co. Incorporated. As a result, the holders of an aggregate of approximately 148,811 shares of our common stock (as of August 31, 2004) will be contractually restricted from selling their shares for a period ending 90 days after the date of this prospectus supplement. However, Morgan Stanley & Co. Incorporated can waive this restriction and allow any of these stockholders to sell their shares at any time. Also, sales of a substantial number of these shares following the expiration or waiver of the lock-up periods could cause our stock price to fall.

We may allocate the net proceeds from this offering in ways with which you might not agree.

Our expected use of the net proceeds of this offering is general in nature and is subject to change based upon changing conditions and opportunities. Our management has broad discretion in applying the net proceeds we estimate we will receive in this offering. Because the net proceeds are not require to be allocated to any specific use, investment or transaction, you cannot determine at this time the value or propriety of our application of the net proceeds. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our net proceeds. As a result, you and other stockholders may not agree with our decisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts included or incorporated by reference in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements can often be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “intends,” “will,” or the negative of such terms or other similar types of expressions, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, but are not limited to, statements regarding:

•	the extent to which our patent portfolio and applicable regulatory provisions may protect our products and technology;

•	our ability to identify new product candidates using our proprietary expertise in lead optimization, functional genomics and mechanism-based rational drug design;

•	our ability to achieve milestones and earn milestone and other payments under our collaborative agreements;

•	the potential of such product candidates to lead to the development of safer or more effective therapies;

•	our ability to develop the technology derived from our research programs and collaborations;

•	the anticipated timing of the initiation or completion of Phase I, Phase II or Phase III clinical trials or the filing of an NDA for any of our product candidates;

•	the receipt of future regulatory approvals;

•	our future operating expenses;

•	our future losses; and

•	our future expenditures for research and development.

The forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by such forward-looking statements. In addition, the results of our previous clinical trials are not necessarily indicative of future clinical trials results. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several important factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the documents incorporated by reference herein. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This prospectus supplement, and the documents incorporated by reference into the accompanying prospectus, contain statistics and other data that have been obtained from, or compiled from, information made available by third parties. These statistics and other data have not been prepared by us and we accept no responsibility for the accuracy of that information.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,800,000 shares of our common stock that we are offering will be approximately $67.8 million after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $78.1 million.

We will retain broad discretion over the use of the net proceeds of this offering. We currently intend to use the net proceeds of this offering primarily for clinical development of product candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. In addition, we may use a portion of the net proceeds to hire additional sales and other personnel. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

Pending our use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

MARKET PRICE AND DIVIDENDS ON OUR COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol “MICU.” The following table sets forth for the periods indicated, the high and low closing prices per share, as reported on the Nasdaq National Market:

	Common Stock Closing Price
	High	Low
2002
First Quarter	$24.16	$16.75
Second Quarter	18.99	9.65
Third Quarter	12.11	8.17
Fourth Quarter	12.20	7.85
2003
First Quarter	13.00	10.24
Second Quarter	15.12	11.40
Third Quarter	17.98	11.80
Fourth Quarter	19.00	16.90
2004
First Quarter	24.10	19.53
Second Quarter	24.06	12.25
Third Quarter through September 29, 2004	16.82	8.76

On September 29, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $15.53 per share. As of the close of business on September 28, 2004, there were 73 record holders of our common stock.

We have never declared or paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business. The declaration of any future dividends by us is within the discretion of our board of directors and will be dependent on our earnings, financial condition and capital requirements as well as any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of June 30, 2004:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our sale of 4,800,000 shares of our common stock in this offering, at a public offering price of $14.75 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2004
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$117,439	$185,287

Long-term debt, less current portion	$7,243	$7,243

Stockholders’ equity:
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued and outstanding (actual and as adjusted)	—
Common stock, par value $0.001; 100,000,000 shares authorized; 54,677,154 shares issued and outstanding (actual) and 59,477,154 shares issued and outstanding (as adjusted)	55	59
Additional paid-in capital	524,457	592,301
Deferred stock compensation	(283)	(283)
Accumulated other comprehensive income	17,141	17,141
Accumulated deficit	(374,354)	(374,354)

Total stockholders’ equity	167,016	234,864

Total capitalization	$174,259	$242,107

Information in the table above excludes:

•	7,728,322 shares of our common stock issuable upon the exercise of options outstanding at June 30, 2004 with a weighted average exercise price of $10.79 per share;

•	254,101 shares of our common stock available for future issuance under our 1997 Equity Incentive Plan, 1,029,090 shares available for future issuance under our 2000 Employee Stock Purchase Plan, 1,391,377 shares available for future issuance under our 2001 Stock Option Plan, 127,221 shares available for future issuance under our 2002 Stock Option Plan and 750,000 shares available for future issuance under our 2003 Stock Option Plan, each as of June 30, 2004; and

•	111,913 shares of our common stock issuable upon the exercise of warrants outstanding at June 30, 2004 at an exercise price of $4.72 per share.

The information in the table above is presented as of June 30, 2004 and thus does not include any share issuances occurring subsequent to June 30, 2004.

DILUTION

Our net tangible book value as of June 30, 2004 was approximately $145.6 million, or $2.66 per share of our common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our common stock outstanding. After giving effect to the sale by us of the 4,800,000 shares of our common stock offered in this offering, at a public offering price of $14.75 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2004 would have been $213.4 million, or $3.59 per share of our common stock. This represents an immediate increase in the net tangible book value of $0.93 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $11.16 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$14.75
Net tangible book value per share as of June 30, 2004	$2.66
Increase per share attributable to new investors	0.93

Net tangible book value per share after this offering		3.59

Dilution per share to new investors		$11.16

In the discussion and table above, we assume no exercise of outstanding options and warrants. As of June 30, 2004, there were 7,728,322 shares of our common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $10.79 per share and 111,913 shares of our common stock reserved for issuance upon exercise of outstanding warrants with an exercise price of $4.72 per share. To the extent that any of these outstanding options and warrants are exercised, there will be further dilution to new investors.

UNDERWRITER

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. Incorporated has agreed to purchase, and we have agreed to sell to the underwriter, 4,800,000 shares of our common stock.

The underwriter is offering the shares of our common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are purchased. However, unless the underwriter exercises its option, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

The underwriter initially proposes to offer part of the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 720,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our common stock offered by this prospectus supplement. If the underwriter’s option is exercised in full, the total price to the public would be $81,420,000, the total underwriter’s discounts and commissions would be $2,980,800 and the total proceeds to us would be $78,439,200.

From time to time, the underwriter or its affiliates have provided, continue to and may in the future provide, investment banking and other financial services for us. The underwriter and its affiliates have received and may in the future receive customary fees for their services.

Our common stock is quoted on The Nasdaq National Market and the Nuovo Mercato stock market in Italy under the symbol “MICU.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriter;

•	the issuance by us of shares of our common stock or embedded options under our employee stock purchase plan or upon the exercise of options or warrants or the conversion of securities outstanding on the date of this prospectus supplement, provided that any option so issued may not be exercised during the 90-day lock-up period;

•	grants of stock options pursuant to the terms of a benefit plan in effect on the date hereof, provided that any option so issued may not be exercised during the 90-day lock-up period; or

•	the issuance by us of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock in connection with any licensing, collaboration or similar strategic arrangement, subject to the recipient agreeing to the restrictions described below that are otherwise applicable to our officers and directors.

Our directors and executive officers have agreed that they will not, without in each case the prior written consent of Morgan Stanley & Co. Incorporated, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph relating to our officers and directors do not apply to:

•	transactions relating to any shares of our common stock acquired in the open market after the closing of this offering;

•	the transfer of any shares of our common stock or securities convertible into common stock as a gift, or into trusts benefiting the transferor or its immediate family members without consideration, subject to specified conditions including that the transferee agree to the restriction described above;

•	the distributions of shares of common stock or securities convertible into common stock to limited partners or stockholders of the transferor; or

•	the adoption of any written trading plan designed to comply with Rule 10b5-1 of the Exchange Act after the date hereof so long as no shares of our common stock are transferred during the 90-day lock-up period pursuant to the operation of any such plan.

In order to facilitate this offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is “covered” if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriter may bid for, and purchase, shares of our common stock in the open market. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

O’Melveny & Myers LLP, San Francisco, California, will pass on the validity of the shares of our common stock offered by this prospectus supplement. A partner of O’Melveny & Myers LLP, Peter T. Healy, Esq., is our secretary. Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York, will pass on certain legal matters in connection with the offered securities on behalf of the underwriter.

NOTICE TO RESIDENTS OF ITALY

This offering of our common stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to the Italian securities legislation and, accordingly, the underwriter has represented and agreed that it has not offered, sold or delivered any of our common stock nor distributed any copies of this prospectus supplement or any other document relating to our common stock and will not offer, sell or deliver any of our common stock in the Republic of Italy in a solicitation to the public at large (sollecitazione all’investimento) and, therefore, that our common stock shall only be:

•	offered or sold to professional investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation No 11522 of 1 July 1998 (the “Regulation No 11522”), as amended; or

•	offered or sold in circumstances where an exemption from the rules governing solicitations to the public applies, pursuant to Article 100 of Legislative Decree No 58 of 24 February 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No 11971 of 14 May 1999 (the “Regulation No 11971”), as amended; or

•	sold to a person located in Italy who submits an unsolicited request to purchase shares of our common stock,

and shall in any event be effected in accordance with all relevant Italian securities, tax and exchange control and other applicable laws and regulations.

Moreover and subject to the foregoing, the underwriter represents and agrees that our common stock may not be offered, sold or delivered and neither this prospectus supplement nor any other material relating to our common stock may be distributed or made available in the Republic of Italy unless such offer, sale or delivery of any of our common stock or distribution or availability of copies of this prospectus supplement or any other material relating to our common stock in the Republic of Italy is made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No 385 of 1 September 1993, the Regulation No 11522, the Regulation No 11971 and any other applicable laws and regulations.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and information regarding registrants like us that file electronically. In addition, our common stock is listed on the Nasdaq National Market and the Nuovo Mercato stock exchange in Italy, and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850, and at the offices of Borsa Italiana S.p.A., 6 Piazza degli Affari, Milano 20123, Italy.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. The registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our common stock, including a number of exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

From time to time, we may sell any of the securities listed above.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference and any prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market and the Nuovo Mercato stock exchange in Italy under the symbol “MICU.”

The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities exchange or market of the securities covered by the prospectus supplement.

Investing in our securities involves significant risks, which we describe in our quarterly report on Form 10-Q for the quarter ended September 30, 2003 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2004

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable prospectus supplement is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process, we may sell common stock, preferred stock, depositary shares, debt securities or warrants in one or more offerings up to an aggregate dollar amount of $200 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information” before buying securities in this offering.

Vicuron and our logo are trademarks of Vicuron Pharmaceuticals Inc. Other trademarks and trade names appearing in this prospectus are the property of their respective holders.

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SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should carefully read both this prospectus and the applicable prospectus supplement, including the information under “Risk Factors” therein, together with the additional information described under “Where You Can Find Additional Information” before buying securities in this offering. When used in this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Vicuron,” “we,” “us” and “our” refer to Vicuron Pharmaceuticals Inc. and its consolidated subsidiaries.

Vicuron Pharmaceuticals Inc.

We are a transatlantic biopharmaceutical company focused on the discovery, development, manufacturing and marketing of pharmaceutical products for the treatment of seriously ill patients. We focus on seeking to develop antibiotics and antifungals that may have competitive advantages over existing products, such as greater potency, improved effectiveness against difficult-to-treat strains and reduced toxicity. Because the development process for anti-infective products is relatively efficient and well-defined, we believe the costs and time required to bring new anti-infective products to market can be significantly less than the time required to bring products to market in other major therapeutic categories.

We have a two-fold approach to product discovery, development and marketing. Our primary strategy is to focus on the discovery and development of proprietary products, concentrating on injectable antibiotic and antifungal products for the hospital market. We expect to market these products to hospitals in North America and selected European markets through the direct sales force that we are currently developing, which we believe we can accomplish through a targeted and cost-effective sales and marketing infrastructure. Our product candidates target disease indications that represent markets where there is demand for new therapies.

Our secondary strategy is to collaborate with major pharmaceutical companies to discover and develop orally administered antibiotic and antifungal products for the community market. Major pharmaceutical companies are generally better suited to market these products, as these products require substantial expenditures for sales and marketing to reach their full market potential. Under our existing collaboration agreements, we are responsible for discovering the compounds and our collaborators are responsible for developing and marketing them. We expect to receive a combination of research funding, milestone payments and equity investments from our collaborators, as well as royalty fees if any products are commercialized.

Our discovery platform combines our proprietary expertise in the critical areas of functional genomics, mechanism-based rational drug design, high-throughput screening of our diversified library of microbial extracts, combinatorial chemistry, lead optimization and medicinal chemistry. We intend to leverage our platform to discover and supply lead compounds both for internal development and commercialization, in the case of hospital products, and for our pharmaceutical collaborations, in the case of community products.

We were incorporated in Delaware as a wholly-owned subsidiary of Sepracor Inc. in 1995 and began operating as an independent company since 1996. On February 28, 2003, we completed the merger of Biosearch Italia S.p.A. with and into Vicuron, with Vicuron continuing as the surviving corporation. In March 2003, we changed our name from Versicor Inc. to Vicuron Pharmaceuticals Inc. Our principal executive offices are located at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 491-2200. Our website is http://www.vicuron.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities with a total value of up to $200 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our fourth restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 1,000,000 of the 5,000,000 authorized shares of preferred stock as series A junior participating preferred stock, which series is described in greater detail in this prospectus under “Description of Capital Stock—Rights Plan.”

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Depositary Shares. We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Securities and Exchange Commission. We urge you to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Securities and Exchange Commission.

Warrants. We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Securities and Exchange Commission.

Financial Ratios

Our ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference dividends to earnings for the years ended December 31, 1998 through 2002 and the nine months ended September 30, 2003 are set forth in the table below.

	Years Ended December 31,					Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	—	—	—	—	—	—
Ratio of combined fixed charges and preference dividends to earnings	—	—	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing “earnings,” by fixed charges. “Earnings” consist of loss from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. “Earnings” were insufficient to cover fixed charges by $151.9 million for the nine months ended September 30, 2003, and $15.1 million, $67.4 million, $18.8 million, $32.8 million and $48.8 million for the years ended December 31, 1998 through 2002, respectively.

RISK FACTORS

Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements can often be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “intends,” “will,” or the negative of such terms or other similar types of expressions, although not all forward-looking statements contain these identifying words.

The forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by such forward-looking statements. In addition, the results of our previous clinical trials are not necessarily indicative of future clinical trials results. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2003, in the section entitled “Risk Factors” in supplements to this prospectus and elsewhere in this prospectus, including the documents incorporated by reference herein. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This prospectus and the information incorporated by reference herein contains statistics and other data that have been obtained from, or compiled from, information made available by third parties. These statistics and other data have not been prepared by us and we accept no responsibility for the accuracy of that information.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily for clinical development of drug candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. In addition, we may use some of the net proceeds to hire additional personnel. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares have been designated as series A junior participating preferred stock. As of March 4, 2004, there were 54,004,723 shares of common stock outstanding held of record by 84 stockholders and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our fourth restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of our preferred stock in one or more series. Our board of directors shall determine the rights, preferences, privileges, qualifications and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Our board has designated 1,000,000 shares of preferred stock as series A junior participating preferred stock.

The issuance of preferred stock could harm the voting power of holders of our common stock, and the likelihood that holders of our preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the securities offered by this prospectus and the applicable prospectus supplement.

Warrants

As of March 4, 2004, warrants to purchase 163,912 shares of common stock at $4.72 per share were outstanding. The warrants expire on August 7, 2005. The warrants contain anti-dilution provisions providing for adjustments in the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The holders of the warrants have registration rights with respect to the shares of our common stock issuable upon their exercise.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which such person became an interested stockholder. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not “opted out” of the provisions of Section 203.

Charter Documents. Our fourth restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Vicuron and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Additionally, our fourth restated certificate of incorporation provides that:

•	the authorized number of directors may be changed only by resolution of our board of directors;

•	all actions permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing; and

•	the stockholders may amend the bylaws or certain provisions of the restated certificate of incorporation only with the affirmative vote of 75% of our capital stock.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Vicuron. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if each stockholder is given proper advance notice of the action. Our amended and restated bylaws further provide that special meetings of stockholders may only be called by a majority of our board of directors, our chairman of the board of directors or our president. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Rights Plan

We have 1,000,000 shares of series A junior participating preferred stock authorized and reserved for issuance in connection with our rights plan set forth in our Shareholder Rights Agreement dated as of June 28, 2001, as amended, with American Stock Transfer and Trust Company, as rights agent. A copy of our Shareholder Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Each outstanding share of our common stock has one preferred stock purchase right. The rights expire on July 9, 2011 unless exchanged or redeemed prior to that date. Our board may extend the expiration date.

Generally, if any person or group acquires 15% or more of our common stock (unless such person or group has been approved by our board), the rights holders will be entitled to receive upon exercise of a preferred stock purchase right, the number of shares of common stock that, at that time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of liquidation. Finally, if any business combination occurs in which shares of our common stock are exchanged for shares of another company, each share of preferred stock acquired upon exercise of a purchase right will be entitled to receive 100 times the amount received per share of our common stock.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $0.01 per share, subject to adjustment.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in our board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number is (718) 921-8124.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, we will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from documents we file with the Securities and Exchange Commission. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form. Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock. Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares. If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock. If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary. We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports. The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not harm the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock, depositary shares and/or debt securities in one or more series. Warrants may be offered independently or together with our common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of our common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•	the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock, preferred stock or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may also sell directly to investors through subscription rights distributed to our stockholders on a pro rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed shares of our common stock directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of our securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated price, any of which may represent a discount from the prevailing market prices. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement will be included in the Nasdaq National Market. We may apply to list any series of debt securities, preferred stock, depositary shares or warrants on an exchange, but we are not obligated to do so. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

We may engage in at-the-market offerings of our common stock. An at-the-market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we engage for an at-the-market offering would be named in a post-effective amendment to the registration statement containing this prospectus.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

The financial statements of Vicuron Pharmaceuticals Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Biosearch Italia S.p.A. incorporated in this prospectus by reference to the Current Report on Form 8-K of Vicuron Pharmaceuticals Inc. filed on June 6, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers SpA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our filings, including the registration statement, are available to the public over the internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the Nasdaq National Market and the Nuevo Mercato stock exchange in Italy, and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850, or at the offices of Borsa Italiana S.p.A., 6 Piazza degli Affari, Milano 20123, Italy.

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission with respect to the securities being offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Vicuron, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Copies of all or any part of the registration, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the Securities and Exchange Commission listed above.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the Securities and Exchange Commission. We incorporate by reference into this prospectus the following documents that we have previously filed with the Securities and Exchange Commission, which documents contain important information about Vicuron and our capital stock:

•	our annual report on Form 10-K/A for the year ended December 31, 2002;

•	our proxy statement for our 2003 Annual Meeting of Shareholders as filed on Schedule 14A on April 30, 2003;

•	our quarterly reports on Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our current reports on Forms 8-K filed on March 26, 2003, June 6, 2003 and July 7, 2003;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 25, 2000 (File No. 0-31145), including any amendment or report updating this description;

•	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 11, 2001 (File No. 0-31145), including any amendment or report updating this description.

All reports and other documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the Securities and Exchange Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Dov A. Goldstein, M.D., Executive Vice President and Chief Financial Officer, Vicuron Pharmaceuticals Inc., 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406.